Exhibit 10.3

RETIRING ALLOWANCE AGREEMENT

     THIS RETIRING ALLOWANCE AGREEMENT made the 8th day of March, 2011 by and between SUNOPTA INC., a corporation under the laws of Canada (the ‘Company’) and JEREMY N. KENDALL, an Ontario resident (‘Kendall’).

     WHEREAS, Kendall is no longer employed by the Company as the CEO; and

     WHEREAS, the Company desires to terminate the Employment Agreement of October 1, 2001, as amended, and enter into a Retiring Allowance Agreement with Kendall, all as herein provided;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article 1.         Definitions

     Capitalized terms used in this Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

1.01	‘Agreement’ means this Retiring Allowance Agreement, as from time to time amended;

1.02	‘ Board’ means the Board of Directors of the Company;

1.03	‘Change of Control’ means a transaction or series of transactions whereby directly or indirectly:

a)

any person or combination of persons obtain a sufficient number of securities of the Company to affect materially the control of the Company; for the purposes of this Agreement, a person or combination of persons holding shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast (50%) or more of the votes attaching to all shares of the Company which may be cast to elect directors of the Company, shall be deemed to be in a position to affect materially the control of the Company; or

b)

the Company consolidates or merges with or into, amalgamates with, or enters into a statutory arrangement with, any other person (other than a subsidiary of the Company) or any other person (other than a subsidiary of the Company) consolidates or merges with or into, or amalgamates with or enters into a statutory arrangement with, the Company, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other person or for cash of any other property.

1.04	‘Company’ means SunOpta Inc., a corporation incorporated under the laws of Canada;

1.05

‘Confidential Information’ means information that is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not trade secrets. Confidential Information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted, and to past or current or anticipated products. Confidential Information also includes, without limitation, information concerning research, development, purchasing, accounting, marketing, selling and services. All information that Kendall has a reasonable basis to consider confidential is Confidential Information, whether or not originated by Kendall without regard to the manner in which Kendall obtains access to this and any other proprietary information.

1.06	‘Dispute’ means any claim, controversy or dispute arising between the parties with respect to this agreement;

1.07	‘Kendall’ means Jeremy N. Kendall, an Ontario resident; and

1.08

‘Successor’ means any corporation, individual, group, association, partnership, firm, venture or other entity or person that, subsequent to the date hereof, succeeds to the actual or practical ability to control (either immediately or with the passage of time), all or substantially all of the Company’s business and/or assets, directly or indirectly, by merger, consolidation, recapitalization, purchase, liquidation, redemption, assignment, similar corporate transaction, operation of law or otherwise.

Article 2    Term

     2.01         Term. Subject to the continuing provisions of Sections 5.01 and 6.01, the term of this Agreement shall be from the date of signing this Agreement by both parties to this Agreement and shall end on February 25, 2020, inclusive.

Article 3     Compensation and Benefits

     3.01        Retiring Allowance. During the term of this Agreement, Kendall shall be paid a retiring allowance of $50,000 per annum between the signing of this Agreement and February 25th, 2015, inclusive. Between February 26th, 2015 and February 25, 2020, inclusive, Kendall shall be paid a retiring allowance of $25,000 per annum. Amounts due will be paid bi-monthly, in arrears, and in accordance with the Company’s existing payroll practices, less required statutory deductions. If Kendall should die while any amounts would still be payable as per the terms of this Article 3.01, then the provisions set out in Article 8.01 (b) shall apply.

     3.02        Board Member. Should Kendall remain on the Board of Directors of the Company, Kendall shall continue to be entitled to the following:

a)	board member retainers and meeting fees as authorized by the Board; and

b)	stock options, or such other Long Term Incentive, as authorized by the Board; and

c)	employee health and dental benefits as per the Company policy; and

d)	a car allowance of $1,000 per month plus reasonable operating expenses.

Article 4     Buyout

     4.01         Buyout. In the event of a Change of Control, and at the option of Kendall, the Company shall pay an amount equal to the net present value (as determined at the Company’s expense by an actuary acceptable to the Company and Kendall, which determination shall be final and binding) of the outstanding balance of the Retiring Allowance as set out in Article 3.01 above.

Article 5     Confidential Information

     5.01         Prohibitions Against Use. Kendall will not during or subsequent to the expiry of this Agreement use or disclose, other than in connection with Kendall’s status as a Board member, any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company. Kendall will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this Section 5.01 will survive for as long as the Company in its sole judgment considers the information to be Confidential Information. The obligations under this Section 5.01 will not apply to any Confidential Information that is now or becomes generally available to the public through no fault of Kendall and will not apply to Kendall’s disclosure of any Confidential Information required by law or judicial or administrative process.

Article 6     Non-Competition

     6.01         Non-Competition. As further consideration for this Agreement, Kendall covenants and agrees that during the term of this Agreement until February 25, 2020, inclusive, and for a period of one (1) year thereafter, Kendall shall not directly or indirectly:

a)

accept employment or any other engagement, appointment or association of any nature whatsoever with, or become and investor or otherwise interested or concerned in or with, any individual person, proprietorship, partnership, limited partnership, joint venture, corporation, association or other entity of any nature which is a competitor, directly or indirectly, with the business of the Company as now conducted or which hereafter may in any way be conducted or engaged in by the Company; or

b)

engage in any other activity whatsoever (whether on his own account of for another) which is a competitive with the Company during the term of this Agreement, without the explicit written agreement of the Company.

Article 7       Injunction

     7.01           Injunction. Kendall agrees that a breach or imminent breach of Section 5.01 or 6.01 above shall constitute a material breach of this Agreement for which Company will have no adequate remedy at law. Kendall agrees, therefore, that Company’s remedies upon a breach or imminent breach of Sections 5.01 or 6.01 above includes, but is not limited to, the right to preliminary and permanent injunctive relief restraining Kendall from further violation of such Sections, as well as an equitable accounting of all profits or benefits arising out of such breach, in addition to any other remedies available at law on in equity or otherwise to Company or its affiliates.

Article 8       General Provisions

      8.01          Successors and Assigns.

a)

This Agreement shall be binding upon and enure to the benefit of any Successor of the Company and any such Successor shall absolutely and unconditionally assume all of the Company’s obligations hereunder.

b)

This Agreement and all rights of Kendall hereunder shall enure to the benefit of and be enforceable by Kendall’s personal or legal representatives, executors, administrators, successors, heirs, assigns, devisees and legatees. If Kendall should die while any amounts would still be payable to Kendall hereunder if Kendall had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Kendall’s devisee, legatee or otherwise designee or, if there be no such designee, to Kendall’s estate. Kendall may not assign this Agreement, in whole or in part, without the prior written consent of the Company.

     8.02          Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered mail, to any party at this or its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the registration date of the date stamped on the certified mail receipt.

     8.03        Withholding. To the extent required by any applicable law, including, without limitation, any federal or provincial income tax or excise tax law or laws, the Income Tax Act, the Employment Insurance Act or any comparable federal, provincial or local laws, the Company retains the right to withhold such portion of any amount or amounts payable to Kendall under this Agreement as the Company deems necessary.

     8.04        Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

     8.05        Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or related to the Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the Province of Ontario (without regard to the conflicts of laws, rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the Province of Ontario, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

     8.06        Construction. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under the applicable law, but if any provision of this Agreement shall be prohibited by or invalid under the applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     8.07        Waivers. No failure on the part of either party to exercise, and not delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

     8.08        Modification. The Agreement may not be modified or amended except by writer instrument signed by the parties hereto.

     8.09        Entire Agreement. The Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon.

     8.10        Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

     8.11        Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the death of Kendall and shall continue in full force and effect notwithstanding Kendall’s death or the termination of this Agreement, respectively.

     8.12        Dispute. To the maximum extent allowed by applicable law, any claim or dispute between the parties arising out of or relating to this Agreement shall be submitted to and resolved by binding arbitration. Either party may file a written demand for arbitration with the other with respect to any dispute or disagreement arising out of this Agreement. Such arbitration shall be conducted pursuant to the provisions of the Arbitration Act (Ontario). The venue for such arbitration shall be the City of Toronto.

The arbitration shall be conducted before one arbitrator selected as follows: within ten business days after the filing of the demand for arbitration, each party shall designate a representative and, within ten days after the end of such ten day period, such representative shall select an arbitrator who will serve as the sole arbitrator of the dispute. If the representatives of the parties are in good faith unable to agree upon an arbitrator during the second ten day period, the arbitrator shall be selected by a justice of the Ontario Superior Court of Justice, as provided in the Arbitration Act (Ontario).

The arbitrator so selected shall promptly fix the time, date and place of the hearing and notify the parties accordingly. The arbitration shall be held and the decision of the arbitrator shall be provided as quickly as is reasonably possible and the arbitrator’s decision may include an award of legal fees, cost of arbitration and interest. The arbitrator shall promptly transmit an executed copy of his/her decision and such decision shall be final, binding and conclusive upon the parties who shall have the right to enforce such decision by any court or competent jurisdiction.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SUNOPTA INC.

Per: /s/ Alan Murray

Date: March 08, 2011

and

Jeremy Kendall

/s/ Jeremy Kendall

Date: March 08, 2011